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                                                                  EXHIBIT 10.24



                                                                [BALDWIN LOGO]
August 21, 1995

Mr. Wendell M. Smith
Manor House Apt. 10
3 Manor House Drive
Smith's FL07 Bermuda

Dear Mr. Smith:

This letter amends Section 3.C. of your July 1, 1990 employment agreement (the "Agreement") with Baldwin Technology Company, Inc., which, effective as of July 1, 1995, shall read as follows:

        C. Deferred Compensation. You shall be paid, at such times as are set forth in this Agreement, deferred compensation in an amount equal to forty percent (40%) of your Final Average Pay (such payment being referred to herein as the "Deferred Compensation Amount"). For purposes of this Agreement, the term "Final Average Pay" shall mean an amount equal to (i) the compensation paid to you during the two (2) fiscal years immediately preceding the fiscal year in which you become entitled to the Deferred Compensation Amount (including any incentive compensation relating to fiscal years ending prior to June 30, 1990, and any incentive compensation under Paragraph 3B hereof relating to fiscal years ending after June 30, 1989), plus (ii) the compensation payable to you at the time that you become entitled to the Deferred Compensation Amount, which compensation shall include any incentive compensation under Paragraph 3B hereof with respect to the fiscal year in which you become entitled to the Deferred Compensation Amount (annualized to twelve
(12) months), (iii) divided by three (3). The annual amount of Deferred Compensation payable to you under this Agreement shall not exceed two hundred twenty thousand dollars ($220,000). The Deferred Compensation Amount, when calculated, shall then be restated to a monthly amount by dividing the Deferred Compensation Amount by twelve (12) months (the "Monthly Amount"), and the Monthly Amount shall be paid to you or your estate, as the case may be, for a period of one hundred eighty (180) months or the period ending with the month of your death, whichever is longer, on the first day of each month beginning with the month immediately succeeding the month in which you become entitled to the Deferred Compensation Amount. If you die after the date on which you first become entitled to payment of the Deferred Compensation Amount under Paragraph 8A(iii), 8C(ii), 8D(ii) or 8E hereof, whether or not the first payment of the Monthly Amount has been made, and prior to the payment of the Deferred Compensation Amount for one hundred eighty (180) months, the Monthly Amount shall be paid monthly for the balance of such one hundred eighty (180) month period to the beneficiary or beneficiaries designated by you in writing, or, if none are designated, to your estate.

AGREED TO AND ACCEPTED:                 BALDWIN TECHNOLOGY COMPANY, INC.

/s/ Wendell M. Smith                    /s/ Gerald A. Nathe
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Wendell M. Smith                        Gerald A. Nathe, President